EXHIBIT 4.1
FIRST SUPPLEMENTAL INDENTURE
     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of May 26, 2010 (this “First Supplemental Indenture”), is entered into by and among Trinity Industries, Inc., a Delaware corporation (the “Company”), Trinity Structural Towers, Inc., a Delaware corporation (the “New Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
W I T N E S S E T H
     WHEREAS, the Company, the Guarantors (as defined in the Indenture), and the Trustee are parties to that certain Indenture dated as of March 10, 2004 (the “Indenture”), providing for the issuance of the Company’s 6 1/2% Senior Notes Due 2014 (the “Notes”); and
     WHEREAS, the Company formed the New Guarantor and owns directly or indirectly all of the equity interests in the New Guarantor; and
     WHEREAS, the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such New Guarantor shall unconditionally and irrevocably guarantee the Company’s obligations with respect to the Notes on the terms set forth in the Indenture; and
     WHEREAS, pursuant to Section 9.1 of the Indenture (with respect to the New Guarantor), the Company, the New Guarantor, and the Trustee are authorized to execute and deliver this First Supplemental Indenture.
     NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
     1. Definitions. Initially capitalized terms used in this First Supplemental Indenture but not defined herein shall have the meanings assigned to them in the Indenture.
     2. Affirmation of Guaranty. The New Guarantor hereby unconditionally and irrevocably guarantees the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a “Guarantor” therein.
     3. Matters Concerning the Trustee. The Trustee accepts the trusts of the Indenture, as amended and supplemented by this First Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, as amended and supplemented by this First Supplemental Indenture, to which the parties hereto and the Holders from time to time of the Notes agree and, except as expressly set forth in the Indenture, as amended and supplemented by this First Supplemental Indenture, shall incur no liability or responsibility in respect thereof. Without limiting the generality of the foregoing, the recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness, and the Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture or any consents thereto.

     4. Ratification and Confirmation of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, provisions, and conditions thereof shall be and remain in full force and effect.
     5. Miscellaneous.
          (a) Binding Effect. All agreements of the Company in this First Supplemental Indenture shall be binding upon the Company’s successors. All agreements of the Trustee in this First Supplemental Indenture shall be binding upon its successors.
          (b) Governing Law. This First Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
          (c) Headings for Convenience of Reference. The titles and headings of the sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
          (d) Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall constitute but one and the same agreement.
          (e) Severability. In case any provision of this First Supplemental Indenture shall be determined to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.
          (f) Effect Upon Indenture. This First Supplemental Indenture shall form a part of Indenture for all purposes, and every holder of Notes heretofore, or hereafter authenticated and delivered shall be bound hereby.
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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the first date written above.

TRINITY INDUSTRIES, INC.

By: Name:	/s/ S. Theis Rice S. Theis Rice
Title:	Vice President and Chief Legal Officer

TRINITY STRUCTURAL TOWERS, INC.

By: Name:	/s/ S. Theis Rice S. Theis Rice
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee

By:	/s/ Patrick T. Giordano
Name:	Patrick T. Giordano
Title:	Vice President
Signature Page to First Supplemental Indenture